Camber Energy, Inc. 10-K

Exhibit 4.1

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934

The following summary describes the common stock of Camber Energy, Inc., a Nevada corporation (“Camber” or the “Company”), which common stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Only the Company’s common stock is registered under Section 12 of the Exchange Act.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary and is qualified in its entirety by reference to our Articles of Incorporation, as amended and our Bylaws, as amended, which are incorporated by reference as exhibits to this Annual Report on Form 10-K, and by applicable law. For purposes of this description, references to “Camber,” “we,” “our” and “us” refer only to Camber and not to its subsidiaries.

Authorized Capitalization

The total number of authorized shares of our common stock is 25,000,000 shares, $0.001 par value per share. The total number of “blank check” authorized shares of our preferred stock is 10,000,000 shares, $0.001 par value per share. The total number of designated shares of Series C Redeemable Convertible Preferred Stock is 5,000 (“Series C Preferred Stock”).

The terms of our preferred stock are not included herein as such preferred stock is not registered under Section 12 of the Exchange Act.

Common Stock

Voting Rights. Each share of our common stock is entitled to one vote on all stockholder matters. Shares of our common stock do not possess any cumulative voting rights.

Except for the election of directors, if a quorum is present, an action on a matter is approved if it receives the affirmative vote of the holders of at least 33% of the voting power of the shares of capital stock present in person or represented by proxy at the meeting and entitled to vote on the matter, unless otherwise required by applicable law, Nevada law, our Articles of Incorporation, as amended or Bylaws, as amended. The election of directors will be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote, meaning that the nominees with the greatest number of votes cast, even if less than a majority, will be elected. The rights, preferences and privileges of holders of common stock are subject to, and may be impacted by, the rights of the holders of shares of any series of preferred stock that we have designated, or may designate and issue in the future.

Dividend Rights. Each share of our common stock is entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our Board of Directors, subject to any preferential or other rights of any outstanding preferred stock.

Liquidation and Dissolution Rights. Upon liquidation, dissolution or winding up, our common stock will be entitled to receive pro rata on a share-for-share basis, the assets available for distribution to the stockholders after payment of liabilities and payment of preferential and other amounts, if any, payable on any outstanding preferred stock.

Fully Paid Status. All outstanding shares of the Company’s common stock are validly issued, fully paid and non-assessable.

Listing. Our common stock is listed and traded on the NYSE American under the symbol “CEI”.

Other Matters. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any shares of our common stock subject to redemption or convertible into other securities.

Anti-Takeover Provisions Under The Nevada Revised Statutes

Sections 78.378-78.3793 of the Nevada Revised Statutes apply to any acquisition of a controlling interest in an issuing corporation unless the Articles of Incorporation or Bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that the provisions of those sections do not apply to the corporation, or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. A person desiring to acquire a controlling interest in an issuing corporation must do so in accordance with the provisions of Sections 78.378-78.3793 of the Nevada Revised Statutes.

In general, Sections 78.378-78.3793 set forth the procedures for an acquiring person to obtain a controlling interest in an issuing corporation. The securities acquired in such acquisition are denied voting rights unless holders of a majority of the voting power of the corporation approve the granting of such voting rights, and, if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of a majority of each class or series affected approve the granting of such voting rights.

The provisions of Sections 78.378-78.3793 of the Nevada Revised Statutes do not restrict the directors of an issuing corporation from taking action to protect the interests of the corporation and its stockholders including, but not limited to, adopting or signing plans, arrangements or instruments that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power.

“Controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient, but for the provisions of Section 78.378 to 78.3793, inclusive, to enable the acquiring person, directly or indirectly and individually or in association with others, to exercise 1) 1/5 or more but less than 1/3, 2) 1/3 or more but less than a majority, or 3) a majority or more of all the voting power of the corporation in the election of directors.

“Issuing corporation” means a corporation which is organized in Nevada and which 1) has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and 2) does business in Nevada directly or through an affiliated corporation.

The Company’s Bylaws, as amended and restated, provide that the Company is not governed by the provisions of Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statues, and such sections do not therefore apply to the Company or to an acquisition of a controlling interest by any stockholder of the Company.

Sections 78.411-78.444 of the Nevada Revised Statutes apply to certain combinations of the corporation with interested stockholders.

In general, Section 78.438 prohibits a Nevada corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless the Board of Directors of the corporation approved the business combination prior to the date the person became an interested stockholder.

In general, Section 78.439 provides that business combinations after the three-year period following the date that the stockholder becomes an interested stockholder may also be prohibited unless approved by the corporation’s directors before the person became an interested stockholder unless the price and terms of the transaction meet the criteria set forth in the statute.

“Combination” means any of the following:

1) Any merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with:

(a) the interested stockholder; or

(b) any other corporation, whether or not itself an interested stockholder of the resident domestic corporation, which is, or after the merger or consolidation would be, an affiliate or associate of the interested stockholder.

2) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with the interested stockholder or any affiliate or associate of the interested stockholder of transactions, to or with the interested stockholder or any affiliate or associate of the interested corporation:

(a) having an aggregate market value equal to 5% or more of the aggregate market value of all the assets, determined on a consolidated basis, of the resident domestic corporation;

(b) having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the resident domestic corporation; or

(c) representing 10% or more of the earning power or net income, determined on a consolidated basis, of the resident domestic corporation.

3) The issuance or transfer by the resident domestic corporation or any subsidiary of the resident domestic corporation, in one transaction or a series of transactions, of any shares of the resident domestic corporation or any subsidiary of the resident domestic corporation that have an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the resident domestic corporation to the interested stockholder or any affiliate or associate of the interested stockholder except under the exercise of warrants or rights to purchase shares offered, or a dividend or distribution paid or made, pro rata to all stockholders of the resident domestic corporation.

4) The adoption of any plan or proposal for the liquidation or dissolution of the resident domestic corporation proposed by, or under any agreement, arrangement or understanding, whether or not in writing with, the interested stockholder or any affiliate or associate of the interested stockholder.

5) Any:

(a) reclassification of securities, including, without limitation, any splitting of shares, dividend distributed in shares, or other distribution of shares with respect to other shares, or any issuance of new shares in exchange for a proportionately greater number of old shares;

(b) recapitalization of the resident domestic corporation;

(c) merger or consolidation of the resident domestic corporation with any subsidiary of the resident domestic corporation; or

(d) other transaction, whether or not with or into or otherwise involving the interested stockholder, proposed by, or under any agreement, arrangement or understanding, whether or not in writing, with, the interested stockholder or any affiliate or associate of the interested stockholder, which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class or series of voting shares or securities convertible into voting shares of the resident domestic corporation or any subsidiary of the resident domestic corporation which is directly or indirectly owned by the interested stockholder or any affiliate or associate of the interested stockholder, except as a result of immaterial changes because of adjustments of fractional shares.

6) Any receipt by the interested stockholder or any affiliate or associate of the interested stockholder of the benefit, directly or indirectly, except proportionately as a stockholder of the resident domestic corporation, of any loan, advance, guarantee, pledge or other financial assistance or any tax credit or other tax advantage provided by or through the resident domestic corporation.

“Interested stockholder” means any person, other than the resident domestic corporation or any subsidiary of the resident domestic corporation, who is:

1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation; or

2) an affiliate or associate of the resident domestic corporation and at any time within 3 years immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the resident domestic corporation.

To determine whether a person is an interested stockholder, the number of voting shares of the resident domestic corporation considered to be outstanding includes shares considered to be beneficially owned by that person through the application of Section 78.414 of the Nevada Revised Statutes, but does not include any other unissued shares of a class of voting shares of the resident domestic corporation which may be issuable under any agreement, arrangement or understanding, or upon exercise of rights to convert warrants or options, or otherwise.